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                                                                   Exhibit 99(k)

                                                            ENTERED
                                                        APR 05 1999
                                                     CLERK'S OFFICE
                                              U.S. BANKRUPTCY COURT
                                               DISTRICT OF MARYLAND
                                                          GREENBELT
                                               [STAMP OF THE COURT]

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                              (Greenbelt Division)



***********************************

                                  *

IN RE:                            *

CRIIMI MAE INC. et al.            *        98-2-3115-DK
                                           (Chapter 11)
                  Debtors.        *        (Jointly Administered)

***********************************

                          STIPULATION AND CONSENT ORDER
                    REGARDING SALE OF CERTAIN TRIPLE B BONDS

         Upon the consent of CRIIMI MAE Inc. (the "DEBTOR" or "CMI"), CRIIMI MAE HOLDINGS II, L.P. ("CM HOLDINGS"), Salomon Smith Barney Inc. ("SSB"), Citicorp Securities, Inc. ("CSI") and the Official Committee of Unsecured Creditors of CMI (the "Unsecured Committee") to the limited relief set forth in this Stipulation and Order and upon the stipulation by the Debtor, CM Holdings, SSB, CSI and the Unsecured Committee, the Court finds that:

                  A. Proper notice hereof has been given to the United States Trustee, to the Official Committee of Equity Security Holders of CMI (the "EQUITY COMMITTEE") and to the other necessary parties pursuant to Fed. R. Bankr. P. 2002.
                  B. As of the date CM Holdings filed its petition for relief herein, October 5, 1998, CM Holdings and CSI were parties to a certain Master Repurchase Agreement dated June


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4, 1998, together with certain annexes thereto of even date (the "MASTER
REPURCHASE AGREEMENT") Pursuant to that certain Assignment and Assumption Agreement dated as of December 17, 1998 and effective as of December 18, 1998, CSI assigned to SSB, the CRIIMI MAE CMBS Corp. Commercial Mortgage Loan Trust Certificates, Series 1998-1, Class D and Class E (collectively, the "TRIPLE B BONDS"), and all of its rights, liabilities and obligations arising under the Master Repurchase Agreement. Pursuant to a certain stipulation, "so ordered" by this Court on December 18, 1998, CMI and CM Holdings consented to the assignment of the Master Repurchase Agreement and the Triple B Bonds under the terms and conditions set forth therein.

                  C. CSI or an affiliate thereof entered into transactions with CMI or an affiliate thereof with respect to certain United States treasury securities which hedged to a certain extent the value of the Triple B Bonds (the "Transaction"). SSB and CSI hereby represent and warrant that CSI or an affiliate thereof closed out the Transaction on October 7, 1998 and that neither CSI, SSB, nor any affiliate of either of them has entered into a hedge transaction thereafter with respect to any or all of the Triple B Bonds. CSI and SSB acknowledge and agree that CMI, CM Holdings and the Unsecured Committee are entering into this Stipulation and Order and the companion Stipulation and Consent Order Regarding Mortgage Loan Origination Agreement with Citicorp Real Estate, Inc., and agreeing to the provisions hereof and thereof, expressly relying upon the accuracy of the foregoing representations and warranties by SSB and CSI.
                  D. CMI, CM Holdings and SSB agree that the intent and purpose of this Stipulation and Order is to sell the Triple B Bonds in a commercially reasonable manner pursuant to and in accordance with the terms and conditions of this Stipulation and Order.

                  NOW, THEREFORE, it is hereby ORDERED that:

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                  1. EFFECTIVE DATE. The terms of this Stipulation and Order shall be effective upon entry of this order by the Court (the "EFFECTIVE DATE").

                  2. SALE PROCESS. SSB will have the right upon entry of this Stipulation and Order until July 31, 1999 (the "SALE PERIOD") to sell any or all of the Triple B Bonds pursuant to and in accordance with the terms and conditions of this Stipulation and Order (the "SALE PROCESS"). The Sale Period may be extended by mutual written consent of CMI and SSB.

                  3. CMI AND CM HOLDINGS COOPERATION IN THE SALE PROCESS. CMI and CM Holdings shall cooperate with SSB throughout the Sale Process and use their best efforts to facilitate the sale of the Triple B Bonds.

                  4. CMI INVOLVEMENT IN SALE PROCESS. SSB shall consult with CMI and the financial advisors to the Unsecured Committee and the Equity Committee throughout the Sale Process, consistent with the new issue marketing practices of SSB. The financial advisors to the Unsecured Committee and the Equity Committee will not interfere with the Sale Process and will use the information received from SSB only for the purpose of this Stipulation and Order.

                  5. RESERVE PRICE. During the Sale Period, SSB shall have the right to sell any or all of the Triple B Bonds at such prices as SSB may reasonably deem satisfactory as long as such prices meet or exceed the Reserve Price for the Triple B Bonds provided on the Reserve Price Schedule set forth in Exhibit A to this Stipulation and Order. SSB shall be responsible for ensuring that the Sale Process is conducted in a commercially reasonable manner.

                  6. SECONDARY RESERVE PRICE. With CMI's and CM Holdings' written consent, during the Sale Period, SSB shall have the right to sell any or all of the Triple B Bonds at a price which is below the Reserve Price but which meets or exceeds the Secondary Reserve Price for the Triple B Bonds provided on the Reserve Price Schedule set forth in Exhibit A to this Stipulation and Order.

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                  7. EFFECT OF FAILURE TO MEET RESERVE PRICE. The effect of the failure to meet the Reserve Price (without the consent of CMI) by the end of the Sale Period for any or all of the Triple B Bonds will be the automatic termination of the Sale Period as to any Triple B Bonds for which the applicable Reserve Price is not met. The rights of CMI and SSB shall thereupon be governed by the provisions of Paragraph 16 herein below with respect to such of the Triple B Bonds for which the applicable Reserve Price has not been met.

                  8. ALLOCATION OF PROCEEDS OF SALE OF THE TRIPLE B BONDS. The proceeds from the sale of any Triple B Bonds (the "Total Proceeds") will be allocated as follows:
                           (i) FIRST, to SSB in the amount of the Triple B Bonds Adjusted Basis (as defined below) for each Triple B Bond sold times the face amount of bonds sold divided by $1,000;

                           (ii) SECOND, to SSB in the amount of its actual sales costs and expenses (not to exceed in the aggregate the sum of $100,000), and accrued but unpaid distributions on the Triple B Bonds, all as apportioned PRO RATA for the Triple B Bonds sold;

                           (iii) THIRD, to SSB in the amount of its loss of $305,000 from closing out the Transaction (the "Liquidated Hedge Loss"); and

                           (iv) FOURTH, 100% of the remainder, if any, of such Total Proceeds will be paid to CMI.

                  In the event all of the Triple B Bonds are sold pursuant to this Stipulation and Order, SSB shall have an allowed unsecured claim against each of CM Holdings and CMI (as the general partner of CM Holdings; it being expressly understood that SSB's allowed deficiency claim against CMI shall not be limited by reason of CMI's general partner relationship with CM Holdings) to the extent that the amount of the Total Proceeds are insufficient to satisfy the amounts payable to SSB (A) pursuant to subparagraphs (i) and (ii) above (the "Triple B Deficiency") and (B) pursuant to subparagraph (iii) above; provided, however, that any such deficiency claim asserted under subparagraph (iii) shall not exceed $152,500.00 (the "Hedge Deficiency").

                  To the extent that less than all of the Triple B Bonds are sold hereunder:
                  (x) SSB shall have an allowed unsecured claim against each of CM Holdings and CMI (as the general partner of CM Holdings; it being expressly understood that SSB's allowed deficiency claim against CMI shall not be limited by reason of CMI's general partner relationship with CM Holdings) to the extent that the amount of the Total Proceeds are insufficient to satisfy the Triple B Deficiency and the Hedge Deficiency attributable to the sold Triple B Bonds; and

                  (y) SSB, CMI and CM Holdings shall have whatever rights each of them has in connection with any unsold Triple B Bonds as if this Stipulation and Order had not been executed, consistent with paragraph 16 hereof.

                  9. TRIPLE B BONDS ADJUSTED BASIS. The Triple B Bonds Adjusted Basis shall be calculated as follows:

                           Class D: $865.53 per $1,000 face amount of bonds, (i) less the absolute amount of the PRO RATA Hedge Profits or Losses (as defined below) allocable to Class D, if a positive number, or plus such absolute amount, if a negative number, and (ii) less the absolute amount of the Class D Basis Adjustment Amount (as defined below), if a positive number, or plus such absolute amount, if a negative number.

                           Class E: $856.71 per $1,000 face amount of bonds, (i) less the absolute amount of the PRO RATA Hedge Profits or Losses (as defined below) allocable to Class E, if a positive number, or plus such absolute amount, if a negative number, and (ii) less the absolute amount of the Class E Basis Adjustment Amount (as defined below), if a positive number, or plus such absolute amount, if a negative number.

                  10. CLASS D BASIS ADJUSTMENT AMOUNT. The Class D Basis Adjustment Amount shall be the sum of the Daily Basis Adjustments (as defined below) for the Class D Triple B Bonds from October 5, 1998 through the sale date for each bond sold, calculated assuming 30 days in each month, and 360 days in each year.
                  11. CLASS E BASIS ADJUSTMENT AMOUNT. The Class E Basis Adjustment Amount shall be the sum of the Daily Basis Adjustments (as defined below) for the Class E Triple B Bonds from October 5, 1998 through the sale date for each bond sold, calculated assuming 30 days in each month, and 360 days in each year.

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                  12. DAILY BASIS ADJUSTMENT. The Daily Basis Adjustment for
each of the Triple B Bonds sold shall be calculated daily as follows:

                           Class D: ($1,000.00 * 6.859% / 360) minus ($865.53 *
                           (1 month LIBOR) + 0.5%) / 360)

                           Class E:  ($1,000.00 * 7.147% / 360) minus ($856.71 *
                           (1 month LIBOR) + 0.5%) / 360)

                           Daily Basis Adjustments may be positive or negative.

                           "LIBOR" shall mean, for any day in any calendar month, the one month London Interbank Offered Rate published in THE WALL STREET JOURNAL on the first date of publication of the applicable calendar month, expressed as a percentage. If THE WALL STREET JOURNAL
                           (i) publishes more than one such rate on any date of publication, the higher or highest of such rates shall apply, or (ii) publishes a retraction or correction of any such rate, the corrected rate shall apply.

                  13. HEDGE PROFITS OR LOSSES. SSB shall consult with CMI and the Unsecured Committee regarding general hedging strategies with respect to the Triple B Bonds. SSB may, after consultation with CMI and the Unsecured Committee, determine and implement interest rate hedging strategies mutually agreeable to CMI and the Unsecured Committee for the Triple B Bonds and shall provide CMI and the Unsecured Committee with a record of hedging transactions promptly upon request. Once a mutually acceptable hedge transaction is implemented, SSB may, after prior notification to CMI and the Unsecured Committee, implement other interest rate hedging strategies for the Triple B Bonds.
                  The term "HEDGE PROFITS OR LOSSES" shall mean profits or losses from such hedging activities from the Effective Date through the sale date for such of the Triple B Bonds sold pursuant to the provisions of this Stipulation and Order.

                  14. DISMISSAL AND RELEASES. If sales are consummated for all of the Triple B Bonds consistent with the terms of this Stipulation and Order, SSB and CSI (and their respective partners, affiliates, officers, directors, employees, agents, successors and assigns) will be released by CMI and CM Holdings (and their respective partners, affiliates, officers, directors, employees, agents, successors and assigns) from any and all claims asserted or which could have been asserted as to the Triple B Bonds and CMI and CM Holdings (and their respective partners, affiliates, officers, directors, employees, agents, successors and assigns) will be released by SSB and CSI (and their respective partners, affiliates, officers, directors, employees, agents, successors and assigns) from any and all claims asserted or which could have been asserted as to the Triple B Bonds, irrespective of the legal theories underlying such claims, including any theory that the Triple B Bonds sold in accordance with the provisions hereof were sold in a commercially unreasonable manner. SSB, CSI, CMI and CM Holdings specifically reserve all rights each may have against the other with respect to any other matter not related to the Triple B Bonds. If less than all of the Triple B Bonds are sold in a manner consistent with the terms of this Stipulation and Order, any and all claims asserted as to the Triple B Bonds sold consistent with the terms of this Stipulation and Order or which could have been asserted, irrespective of the legal theories underlying such claims, including any theory that the Triple B Bonds sold in accordance with the provisions hereof were sold in a commercially unreasonable manner, will be released, and any and all other claims asserted or which could have been asserted, irrespective of the legal theories underlying such claims will be preserved in all respects as to any and all unsold Triple B Bonds. The releases in this Paragraph 14 shall not apply to the extent that CSI, SSB or any affiliate of either of them realized a profit in connection with any hedge transaction entered into on or after October 7, 1998 and prior to the Effective Date with respect to any or all of the Triple B Bonds.

                  15. OTHER TERMINATION EVENTS. In addition to the automatic termination for failure to meet the Reserve Price referenced in Paragraph 7 above, the Sale Period shall also terminate automatically at the earlier of:

                      (i) failure to obtain entry of this Stipulation and Order
                          on or before April 5, 1999;

                      (ii) the conversion of CMI's or CM Holdings' chapter 11
                           case to a case under chapter 7 of the Bankruptcy
                           Code;

                      (iii) the appointment in CMI's or CM Holdings' chapter 11
                            case of a chapter 11 trustee or an examiner with expanded powers;

                      (iv) any material adverse change or disruption in financial, banking or capital markets or in the regulatory environment that in the good faith judgment of SSB makes it advisable to sell the Triple B Bonds (a "MAC Declaration");

The foregoing events clauses (i) through (iv) above are hereinafter referred to as "OTHER TERMINATION EVENTS." SSB agrees to notify each of CMI, CM Holdings, the Unsecured Committee and the Equity Committee of a MAC Declaration and agrees to take no steps to effectuate a sale of the Triple B Bonds for one business day following the service of such notice by facsimile transmission to counsel for the aforementioned parties. SSB, and only SSB, has the right to waive the occurrence of any Other Termination Event.

                  16. EFFECT OF TERMINATION. In the event that the Sale Period is automatically terminated, the parties shall be deemed to have reverted NUNC PRO TUNC to their respective status as of the date and time immediately prior to the execution of this Stipulation and Order and they shall be entitled to proceed in all respects as if this Stipulation and Order had not been executed and without prejudice in any way as a result of the negotiation, facts or terms of this Stipulation and Order, PROVIDED, HOWEVER, that any such termination shall not affect any sales of Triple B Bonds consistent with the terms of this Stipulation and Order occurring prior to such termination or the rights and obligations of the parties as set forth herein with respect to such sales of Triple B Bonds including, but not limited to, (i) SSB's obligation to pay any monies owing to CMI or CM Holdings resulting from any such sale or (ii) SSB's right to assert a claim for the Triple B Deficiency or the Hedge Deficiency (apportioned pro rata as to the Triple B Bonds sold) consistent with paragraph 8 hereof. The effect of a termination based on failure to meet the Reserve Price will be limited to those Triple B Bonds for which the Reserve Price is not met.

                  17. SETTLEMENT AGREEMENT NOT ADMISSION. This Stipulation and Order and its respective provisions, whether or not consummated, and any negotiations, statements, proceedings or agreements relating to the Stipulation and Order, are not and shall not in any event be construed as, offered in evidence as or received in evidence as a presumption, concession or an admission of the truth of any fact alleged or the validity of any claim that has been or could have been asserted in a judicial proceeding or of the deficiency of any defense that has been, could have been, or in the future might be asserted in a judicial proceeding, or of any liability, fault, wrongdoing or otherwise.

                  18. BINDING EFFECT. The terms and provisions of this Stipulation and Order shall be binding upon all parties in interest including the Unsecured Committee and the Equity Committee.

                  19. CORE PROCEEDING. The consideration by the Court of this Stipulation and Order is a "core" proceeding within the meaning of 28 U.S.C. ss.
157. This Stipulation and Order is a final order of the Bankruptcy Court, immediately applicable and valid and fully effective upon its entry.

                  20. CONSTRUCTION. The captions in this Stipulation and Order are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

                  21. CMI AND UNSECURED COMMITTEE STIPULATION. The effectiveness of this Stipulation and Order is subject to the entry of an order of this Court approving a consensual stipulation and order between CMI and the Unsecured Committee with respect to the disposition of the proceeds of sale allocated to CMI hereunder.
                  Let the Clerk forward copies of this Stipulation and Order to counsel whose names and addresses appear below.

                  SO ORDERED this 2nd day of April, 1999.



                                                  /s/ Duncan W. Keir
                                                  ----------------------
                                                  DUNCAN W. KEIR
                                                  United States Bankruptcy Judge


CONSENTED AND AGREED TO:

/s/ Richard L. Wasserman                          /s/ Troy C. Swanson
------------------------------                    --------------------------
Richard L. Wasserman, Esquire                     Troy C. Swanson, Esq.
(Federal Bar No. 02784)                           (Federal Bar No. 05806)
Gregory A. Cross, Esquire                         Kincaid, Cohen & Swanson, P.C.
(Federal Bar No. 04571-G)                         800 North Charles Street
Venable, Baetjer and Howard, LLP                  Suite 400
1800 Mercantile Bank & Trust Bldg.                Baltimore, Maryland 21201
2 Hopkins Plaza                                   (410) 783-6092
Baltimore, Maryland 21201
(410) 244-7400                                    -and-

                                                 /s/ Judy G. Z. Liu
Co-Counsel for CRIIMI MAE Inc                    -----------------------
and CRIIMI MAE Holdings II, L.P.                 Harvey R. Miller, Esq.
                                                 Greg A. Danilow,  sq.
                                                 Judy G. Z. Liu, Esq.
                                                 Stephen A. Radin, Esq.
/s/ Daniel M. Lewis                              Weil, Gotshal & Manges LLP
------------------------                         767 Fifth Avenue
Daniel M. Lewis, Esquire                         New York, New York 10153
Michael Bernstein, Esquire                       (212)310-8000
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20044                           Counsel for Salomon Smith
(202) 942-5661                                   Barney Inc. and Citicorp
                                                 Securities, Inc.


Counsel for the Official Unsecured
Creditors Committee

cc:        Richard L Wasserman, Esquire
           Venable, Baetjer and Howard LLP
           1800 Mercantile Bank & Trust Bldg.
           2 Hopkins Plaza
           Baltimore, Maryland 21201

           Judy G. Z. Liu, Esquire
           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153

           Troy C. Swanson, Esquire
           Kincaid, Cohen & Swanson, P.C.
           The Park Plaza
           800 North Charles Street
           Suite 400
           Baltimore, Maryland 21201

           Daniel M. Lewis, Esquire
           Arnold and Porter
           555 Twelfth Street, N.W.
           Washington, D.C. 20004

           Michael St. Patrick Baxter, Esquire
           Covington and Burling
           1201 Pennsylvania Avenue, N.W.
           Washington, D.C. 20044

           Clifford J. White, III, Esquire
           Assistant U.S. Trustee
           Office of U.S. Trustee
           6305 Ivy Lane, Suite
           600 Greenbelt, Maryland 20770

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                                    Exhibit A





                         [Filed with Court under seal.]

                                      -12-